Exhibit 99.1

Onconova Therapeutics, Inc. Reports Business Highlights and Financial Results for First Quarter 2018

NEWTOWN, Pa., May 15, 2018 — Onconova Therapeutics, Inc. (NASDAQ: ONTX), a Phase 3 stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS), today provided a corporate update and reported financial results for the first quarter of 2018 ended March 31, 2018.

“We have strengthened our balance sheet after completing a $28.75 million upsized underwritten public offering this month. Combined with the funds raised in February, we now have the resources necessary to advance our INSPIRE Phase 3 clinical trial of IV Rigosertib towards complete enrollment, which we expect in the first half of 2019,” said Dr. Ramesh Kumar, President and Chief Executive Officer. “After enrollment of our expanded Phase 2 combination therapy trial and the advance of our CDK inhibitor preclinical program towards the clinic, we are well-positioned in our quest to serve the unmet needs of cancer patients.”

Recent Highlights

•                  In May, we strengthened our balance sheet with a $28.75 million upsized underwritten public offering. This financing, combined with the $10.0 million offering completed in February, should permit the Company to advance its late stage programs in MDS to key milestones;

•                  We executed a licensing agreement with Pint Pharma to commercialize Rigosertib for treatment of Myelodysplastic Syndromes in Latin America;

•                  We presented promising Phase 2 data from the expansion study of oral Rigosertib and Azacitidine combination in patients with Myelodysplastic Syndromes at the 6th International Bone Marrow Failure Disease Symposium on March 26th;

•                  We completed the Pre-IND consultation with the US Food and Drug Administration (FDA) regarding ON 123300, a dual ARK5+CDK4/6 inhibitor, in collaboration with our partner, HanX Biopharmaceuticals.  This guidance will help advance our  differentiated compound to the clinic;

•                  We presented data on our first-in-class dual inhibitor of CDK4/6 + ARK5 at the American Association for Cancer Research Annual Meeting 2018 on April 19th.

First Quarter 2018 Financial Results

Cash and cash equivalents as of March 31, 2018, totaled $7.3 million, compared to $4.0 million as of December 31, 2017. This excludes the proceeds from the financing completed in May 2018, in which the Company raised net proceeds of approximately $25.6 million in a public offering, including the exercise in full of the underwriter’s over-allotment option.  Based on the Company’s current projections, Onconova expects that cash and cash equivalents will be sufficient to fund ongoing trials and operations into the fourth quarter of 2019.

Net loss was $5.1 million for the first quarter ended March 31, 2018, compared to $8.3 million for the first quarter ended March 31, 2017, primarily due to a decrease in the fair value of warrant liability, and the recognition of revenue during the quarter from our license and collaborative development agreement with HanX Biopharmaceuticals. Research and development expenses were $4.6 million for the first quarter ended March 31, 2018, and $4.9 million for the comparable period in 2017. General and administrative expenses were $1.9 million for the first quarter ended March 31, 2018, and $2.1 million for comparable period in 2017.

The Company will host a conference call on Tuesday, May 15 at 9:00 a.m. Eastern Time to provide a corporate update and discuss first quarter 2018 financial results. Interested parties may access the call by dialing toll-free (855) 428-5741 from the US, or (210) 229-8823 internationally and using conference ID: 2573768. The call will also be webcast live. Please click here to access the webcast. A replay will be available at this link until August 15, 2018.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS).  Rigosertib, Onconova’s lead candidate, is a proprietary Phase 3 small molecule agent, which the Company believes blocks cellular signaling by targeting RAS effector pathways.  Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells.  Onconova has three product candidates in the clinical stage and several pre-clinical programs.  Advanced clinical trials with the Company’s lead compound, rigosertib, are aimed at what the Company believes are unmet medical needs of patients with MDS.  For more information, please visit http://www.onconova.com.

About IV Rigosertib

The intravenous form of rigosertib has been employed in Phase 1, 2, and 3 clinical trials involving more than 800 patients, and is currently being evaluated in a randomized Phase 3 international INSPIRE trial for patients with higher-risk MDS, after failure of hypomethylating agent, or HMA, therapy.

About INSPIRE

The INternational Study of Phase III IV RigosErtib, or INSPIRE, was finalized following guidance received from the U.S. Food and Drug Administration and European Medicines Agency and derives from the findings of the ONTIME Phase 3 trial.  INSPIRE is a multi-center, randomized controlled study to assess the efficacy and safety of IV rigosertib in HR-MDS patients who had progressed on, failed to respond to, or relapsed after previous treatment with an HMA within the first 9 months or nine cycles over the course of one year after initiation of HMA treatment.  This time frame optimizes the opportunity to respond to treatment with an HMA prior to declaring treatment failure, as per NCCN Guidelines.  Following interim analysis in early 2018, the independent Data Monitoring Committee recommended that the trial continue with an expansion in enrollment to 360 patients based on a pre-planned sample size re-estimation.  Patients are randomized at a 2:1 ratio into two treatment arms: IV rigosertib plus Best Supportive Care versus Physician’s Choice plus Best Supportive Care.  The primary endpoint of INSPIRE is overall survival.  Full details of the INSPIRE trial, such as inclusion and exclusion criteria, as well as secondary endpoints, can be found on clinicaltrials.gov (NCT02562443).

About Oral Rigosertib

The oral form of rigosertib was developed to provide more convenient dosing for use where the duration of treatment may extend to multiple years. This dosage form may also support many combination therapy modalities.  To date, 368 patients have been treated with the oral formulation of rigosertib.  Initial studies with single-agent oral rigosertib were conducted in hematological malignancies, lower-risk MDS, and solid tumors.  Combination therapy of oral rigosertib with azacitidine and chemoradiotherapy has also been explored.  Currently, oral rigosertib is being developed as a combination therapy together with azacitidine for patients with higher-risk MDS who require HMA therapy.  A Phase 1/2 trial of the combination therapy has been fully enrolled and the preliminary results were presented in 2016. This novel combination is the subject of an issued US patent with earliest expiration in 2028.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova Therapeutics, Inc.’s expectations regarding the INSPIRE Trial, existing and future collaborations and partnerships, and other product candidates. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova’s ability to continue as a going concern, the need for additional financing and current plans and future needs to scale back operations if adequate financing is not obtained, the success and timing of Onconova’s clinical trials and regulatory approval of protocols, and those discussed under the heading “Risk Factors” in Onconova’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

General Contact:

Mark Guerin

Onconova Therapeutics, Inc.

267-759-3680

http://www.onconova.com/contact/

ONCONOVA THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,264	$4,024
Receivables	477	59
Prepaid expenses and other current assets	814	820
Total current assets	8,555	4,903
Property and equipment, net	48	64
Other non-current assets	12	12
Total assets	$8,615	$4,979

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,034	$6,186
Accrued expenses and other current liabilities	3,063	3,335
Deferred revenue	455	455
Total current liabilities	10,552	9,976
Warrant liability	961	1,773
Deferred revenue, non-current	3,977	4,091
Total liabilities	15,490	15,840

Stockholders’ deficit:
Preferred stock	—	—
Common stock	194	108
Additional paid in capital	359,496	350,514
Accumulated other comprehensive income	11	3
Accumulated deficit	(367,406)	(362,316)
Total Onconova Therapeutics Inc., stockholders’ deficit	(7,705)	(11,691)
Non-controlling interest	830	830
Total stockholders’ deficit	(6,875)	(10,861)
Total liabilities and stockholders’ deficit	$8,615	$4,979

ONCONOVA THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except share and per share amounts)

	Three months ended March 31,
	2018	2017
	(unaudited)
Revenue	$564	$210
Operating expenses:
General and administrative	1,889	2,116
Research and development	4,577	4,886
Total operating expenses	6,466	7,002
Loss from operations	(5,902)	(6,792)

Change in fair value of warrant liability	812	(1,549)
Net loss	(5,090)	(8,341)
Net loss attributable to non-controlling interest	—	—
Net loss attributable to Onconova Therapeutics, Inc.	$(5,090)	$(8,341)

Net loss per share of common stock, basic and diluted	$(0.34)	$(1.23)
Basic and diluted weighted average shares outstanding	15,138,663	6,771,383